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                                                                 EXHIBIT 3.1 (b)

                                 EXHIBIT 3.1 (B)

                             OPERATING AGREEMENT FOR
                                TABB REALTY, LLC
                      A Michigan Limited Liability Company

     THIS OPERATING AGREEMENT (the "AGREEMENT"), effective as of September 9, 2005, is entered into by and between those persons who execute this Agreement as members, and those persons who shall hereafter be admitted as members (individually, a "MEMBER" and collectively, the "MEMBERS"), who agree as follows:

                                    ARTICLE I

                                  ORGANIZATION

          1.1 AGREEMENT REPLACES EXISTING BYLAWS. This Agreement amends, restates and replaces in its entirety the Bylaws of TABB Realty, LLC (the "COMPANY") dated October 30, 1999 and all amendments thereto, if any.

          1.2 FORMATION. The Company was formed pursuant to the Michigan Limited Liability Company Act, being Act No. 23, Public Acts of 1993, (the "ACT") by the filing of Articles of Organization (as amended, the "ARTICLES") with the Michigan Department of Labor and Economic Growth on December 11, 1998.

          1.3 NAME. The name of the Company is TABB Realty, LLC. The Company may also conduct its business under one or more assumed names.

          1.4 PURPOSE. The Company's business and purpose shall consist solely of the following: to engage solely in the ownership, operation and management of certain real property consisting of fourteen (14) facilities which are more particularly described on Exhibit A attached hereto (the "PROPERTY"), pursuant to and in accordance with the Articles and this Agreement, and such activities as are necessary, incidental or appropriate in connection therewith, including the Company's guaranty of Plastipak Holdings, Inc.'s ("PLASTIPAK HOLDINGS") 10.75% Senior Notes due 2011 (the "SENIOR NOTES") and its other obligations under the Plastipak Holdings Indenture dated as of August 20, 2001 with Wells Fargo Bank, N.A. as Trustee (successor by consolidation with Wells Fargo Bank Minnesota, National Association) (the "PLASTIPAK INDENTURE") and the Company's guaranty of any unsecured senior notes that are issued by Plastipak Holdings on substantially similar terms to replace or refinance the Senior Notes in the principal amount of up to $500 million.

          1.5 DURATION. The Company shall continue in existence for the period fixed in the Articles for the duration of the Company or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

          1.6 REGISTERED OFFICE AND RESIDENT AGENT. The Registered Office and Resident Agent of the Company is designated in the initial Articles or any amendment thereof. The Registered Office and/or Resident Agent may be changed from time to time, in accordance with the Act. If the Resident Agent shall resign, the Company shall promptly appoint a successor.

          1.7 INTENTION FOR COMPANY. The former Members of the Company have formed TABB Realty, LLC as a Limited Liability Company under and pursuant to the Act. The Members
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specifically intend and agree that the Company not be a partnership (including a limited partnership) or any other venture, but a Limited Liability Company under and pursuant to the Act.

                                   ARTICLE II

                                   DEFINITIONS

Capitalized words and phrases used in this Agreement have the following meanings:

          2.1 "ACT" means Michigan Limited Liability Company Act being Act 23 of Public Acts of 1993 as amended from time to time (or any corresponding provisions of succeeding law).

          2.2 "AGREEMENT" means this Agreement as amended from time to time.

          2.3 "CAPITAL ACCOUNT" means, the Capital Account maintained for each Member in accordance with the following provisions:

               (a) There shall be credited to each Member's Capital Account such Member's Capital Contributions, such Member's distributive share of profits and the amount of any company liabilities assumed by such Member or which are secured by any property distributed to such Member.

               (b) There shall be debited to each member's Capital Account the amount of cash distributed to such Member pursuant to any provision of this Agreement, such Member's distributed share of losses and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

               (c) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

               (d) In determining the amount of any liability for purposes of
     Section 2.3(a) and 2.3(b) hereof, there shall be taken into account Code
     Section 752(c) and any other applicable provisions of the code. The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Code
     Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Code.

          2.4 "CAPITAL CONTRIBUTION" shall mean the initial amount of cash contributed to the capital of the Company by a Member, increased by any additional cash contributions made to the capital of the Company by such Member and decreased by the amount of any cash distributions made by the Company to such Member which constitutes a return of capital in accordance with the terms of this Agreement.

          2.5 "CODE AND REGULATIONS" mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law) and any Income Tax Regulations, including Temporary Regulations promulgated under the Code, as such Regulations may be amended from time to time (or any corresponding provisions of succeeding regulations).


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          2.6 "COMPANY" shall mean TABB Realty, LLC, a Michigan limited liability company.

          2.7 "CONSENT OF THE MEMBERS" shall mean the consent of the Members holding a majority interest in the total Percentage Interests of all Members, unless specifically provided otherwise in this Agreement.

          2.8 "MANAGER" shall mean TABB Management, Inc., a Michigan corporation.

          2.9 "MEMBERS" shall mean those persons and/or entities who execute this Agreement as Members and those persons and/or entities who are subsequently admitted to the Company as a Member pursuant to the terms of this Agreement.

          2.10 "NET CASH FLOW" shall mean all cash receipts from the operation of the Property, or from any source other than proceeds of sale or refinancing identified in Section 4.4, less cash expenditures by the Company other than distributions to the Members pursuant to Article IV, and less cash reserves established by the Manager.

          2.11 "PERCENTAGE INTEREST" means, with respect to any Member, such Member's percentage ownership of the Company.

          2.12 "PROPERTY" shall mean the real property referred to in Section
1.4 above and described on Exhibit A attached hereto.

                                   ARTICLE III

                CAPITAL, PARTICIPATION IN PROPERTY AND LIABILITY

          3.1 MEMBERS' INITIAL CAPITAL CONTRIBUTIONS. The Members have contributed to the capital of the Company the amounts which are identified in the Company's books and records.

          3.2 COMPANY CAPITAL. The capital of the Company shall be the aggregate amount of the Capital Contributions made by the Members and the capital accounts as they stand on the Company books. A separate capital account shall be determined and maintained for each Member in accordance with Section 2.4.

          3.3 PERCENTAGE INTEREST IN COMPANY. The Members shall have and own the Percentage Interests which are identified on Exhibit B attached hereto and previously made a part hereof.

          3.4 ADDITIONAL COMPANY FUNDS. The Members shall not be required under this Operating Agreement to make any additional Capital Contributions to the Company.

          3.5 VOLUNTARY MEMBER LOANS TO THE COMPANY. Subject to the limitations set forth in the Articles, if any Member agrees, with the consent of the Manager, to loan funds to the Company, such loan, together with interest thereon at the rate established by mutual agreement of the Member making the advance to the Company and the Manager, shall be repaid prior to any distributions of Net Cash Flow or other distributions of Company proceeds to the Members.

          3.6 NO THIRD PARTY RIGHTS. Nothing contained in this Agreement is intended for the benefit of any creditor or other person (other than a Member in his capacity as such) to whom the


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Company owes any debts, liabilities or obligations or who otherwise has any claim against the Company, and no third party shall have any rights by virtue of the provisions of this Article III.

                                   ARTICLE IV

                            DISTRIBUTION OF CASH AND
                         ALLOCATIONS OF PROFIT AND LOSS

          4.1 MEMBERS' SHARE OF TAX PROFITS AND LOSSES. For accounting and federal, state and local income tax purposes, the net profits and losses, and other items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members on a pro-rata basis, in accordance with their respective Percentage Interests.

          4.2 DISTRIBUTIONS OF NET CASH FLOW. The Manager shall distribute Net Cash Flow to the Members at such intervals as are determined by the Manager. Prior to making any Net Cash Flow distributions, the Manager shall have the right to establish reasonable cash reserves that the Manager determines are necessary to satisfy the anticipated needs of the Company. The Members acknowledge that Member loans to the Company pursuant to Section 3.5 shall be repaid prior to any distributions of Net Cash Flow to the Members under this
Section 4.2. Subject to the foregoing, Net Cash Flow shall be distributed to the Members on a pro-rata basis, in accordance with the Members' respective Percentage Interests.

          4.3 TAX DISTRIBUTIONS. Notwithstanding anything to the contrary set forth in Section 4.2, the Manager shall, to the extent there is adequate Net Cash Flow, cause the Company to make periodic distributions to the Members during each fiscal year of the Company in such amounts and at such times so as to enable each Member to make timely estimated and final tax payments, if any, of federal and state income tax attributable to the portion of the Company's taxable income allocable to such Member pursuant to the Code; provided, however, that such periodic distributions to the Members: (i) shall not be required to exceed the Company's estimated taxable income from the beginning of the Company's fiscal year through the date of such periodic distribution, multiplied by the highest individual combined federal and state income tax rates (determined at the highest marginal income tax rate applicable to individuals in effect under the Code during the applicable tax year for federal income tax purposes and determined at the highest marginal income tax rate applicable to individuals residing in the state in which each Member resides during the applicable fiscal year for the state income tax purposes); and (ii) shall not be required to be made if, in fact, there is no available Net Cash Flow for such period. Any such distribution shall be on a pro rata basis in accordance with the Members' respective Percentage Interests.

          4.4 PROCEEDS OF SALE OR REFINANCING. The proceeds resulting from any sale of all or substantially all of the Company's Property, proceeds from the condemnation of all or any part of the Property in excess of the amount expended to restore the Property, proceeds from hazard insurance payments in excess of the amount expended to restore or repair the damaged Property, and any excess financing proceeds shall be distributed and applied in the following manner and priority:

               (a) to the payment of any debts and liabilities of the Company, including, without limitation, the repayment of Member loans to the Company as provided for herein;

               (b) to the establishment of any reserves which the Manager deems necessary to provide for any debts or liabilities of the Company. At the expiration of a reasonable period of time as the Manager deems advisable, the balance of such reserved funds remaining after payment of any such debts, liabilities or contingencies, shall be distributed in the manner provided in this Section 4.4;


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               (c) next, to the Members, on a pro rata basis, in proportion to and to the extent of the Members' respective unreturned Capital Contributions; and

               (d) the balance of such proceeds, if any, shall be distributed to the Members, on a pro rata basis, in accordance with their respective Percentage Interests.

                                    ARTICLE V

                                   MANAGEMENT

          5.1 MANAGEMENT OF THE COMPANY. The Company shall be exclusively managed by the Manager. The Manager shall be TABB Management, Inc., unless a successor is appointed pursuant to Section 5.4 below. The Manager shall have the exclusive right to manage the business of the Company, except as expressly limited in Section 5.2 and the Articles. No other Member shall have any control over Company business, or shall have the power to bind the Company. Subject to
Section 5.2 below and the Articles, the Manager is authorized and empowered to carry out and implement the purposes of the Company and to manage the business and assets of the Company. The Manager is authorized to execute and deliver, for and on behalf of the Company, all agreements, documents and instruments to take any other actions on behalf of the Company, except as limited by Section 5.2 below, the Articles or as otherwise provided in this Agreement. Notwithstanding the foregoing, the Manager shall consult with each of the Members prior to making any material decisions on behalf of the Company.

          5.2 LIMITATION ON POWERS. Notwithstanding anything to the contrary contained in this Article V, the Manager shall not take any action with respect to the following matters without the Consent of the Members:

               (a) borrow money or incur indebtedness on behalf of the Company other than normal trade accounts payable and lease obligations in the normal course of business, or grant consensual liens on the Company's property; except, for the loan from PNC Bank, National Association and its successors and assigns ("LENDER") to the Company in the approximate principal amount of $100,000,000 (the "LOAN") and other indebtedness expressly permitted in the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing securing the Loan ("MORTGAGE"), the Note or in the Other Security Documents (as defined in the Mortgage) and to grant a mortgage, lien or liens on the Company's Property and assets to secure such Loan;

               (b) dissolve, terminate or liquidate the Company, in whole or in part;

               (c) sell, transfer or otherwise dispose of all or substantially all of the assets of the Company;

               (d) file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company, or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any action;


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               (e) amend, modify or alter Articles V, VI, VII, VIII or IX of the
     Company's Restated Articles of Organization; or

               (f) merge or consolidate with any other entity.

     Notwithstanding the foregoing, the Manager shall have no authority (1) to take any action in items (a) through (f) above or consent to such action unless such action has been approved by a unanimous vote of Manager's Board of Directors, including each Independent Director, as defined in the Manager's Articles of Incorporation, or (2) to take any action in items
     (a), (b), (c), (e) or (f) without the written consent of the holder of the Mortgage.

          5.3 STANDARD OF CARE; LIABILITY. The Manager shall discharge its duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner it reasonably believes to be in the best interests of the Company. The Manager shall not be liable for any monetary damages to the Company for any breach of such duties which arises out of any act or omission performed or omitted by the Manager in good faith on behalf of the Company except for:

               (a) receipt of a financial benefit to which the Manager is not entitled;

               (b) voting for or consenting to a distribution to Members in violation of this Agreement or the Act; or

               (c) a knowing violation of the law.

          5.4 TERM; REMOVAL OF MANAGER.

               (a) The Manager shall serve in its capacity as Manager until its resignation, dissolution, bankruptcy or legal incapacity to serve as the Manager or until such Manager is removed for cause in accordance with the provisions of Section 5.4(b) below. In the event of the resignation, dissolution, legal incapacity or removal of the Manager, the Members holding not less than seventy five (75%) percent of the total Percentage Interests of all Members entitled to vote shall select one or more successor Managers, who agree to serve in such capacity.

               (b) Except as provided in Section 5.4(a), a Manager may only be removed for cause by the Members holding not less than seventy five (75%) of the total Percentage Interests of all Members entitled to vote. For purposes of the foregoing "cause" shall be deemed to mean the commission of any act described in Section 5.3 (a), (b), or (c) above. In the event any Member requests that a Manager be removed for cause, such Member shall request a meeting for such purpose and the Manager shall have reasonable advance notice of the allegations against it and an opportunity to be heard at the meeting. In the event the Manager who is subject to being removed is also a Member, the Manager shall have the right to vote his Percentage Interest with respect to such issue.

               (c) The removal of a Manager as described herein shall be subject to the restrictions set forth in the Articles.

          5.5 INDEMNIFICATION OF MANAGER AND OFFICERS OF MANAGER. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Manager, its successors, heirs and permitted assigns, and its officers from and against any and all losses, liabilities, obligations, claims, causes of action, demands, costs, and expenses (including reasonable attorney fees) incurred by the Manager or such officers with respect to any act or omission performed by the Manager or officer within


                                      -6-
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the scope of authority conferred upon him, her or it by this Agreement, provided that the Manager or officer acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company and the Members; provided, however, the Manager or officer shall not be indemnified for any acts described in Section 5.3(a),(b), or (c) to the extent that the Manager or officer has been determined by a court of law to have committed any acts in Section 5.3(a),(b), or (c), and the Manager or officer has not appealed the court's determination or all rights to appeal the court's decision have been exhausted.

          5.6 MANAGER'S AND OFFICER'S INDEMNIFICATION EXPENSE ADVANCE. The Company may pay or reimburse the reasonable expenses incurred by the Manager or officer if he, she or it is made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:
(a) the Manager or officer, as the case may be, furnishes the Company with a written affirmation of his, her or its good faith belief that he, she or it has met the applicable standard of conduct set forth in Sections 5.5; (b) the Manager or officer, as the case may be, furnishes the Company with a written undertaking to repay the advance if he, she or it is ultimately determined not to have met the standard of conduct; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 5.5. The undertaking shall be an unlimited general obligation of the Manager or officer, as the case may be, but it need not be secured. All indemnification obligations of the Company are fully subordinated to any obligations relative to the Loan or respecting the Property and such indemnification obligations shall in no event constitute a claim against the Company if cash flow in excess of amounts necessary to pay obligations under the Loan is insufficient to pay such indemnification obligations.

          5.7 NATURE OF MEMBER'S INTEREST. Percentage Interests in the Company shall be personal property for all purposes. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity. No Member, individually, shall have ownership of such property. The Members hereby agree that no Member, nor any successor in interest to any Member, shall have the right while this Agreement remains in effect, to have any Company assets partitioned, or to file a complaint or institute any proceedings at law or in equity to have any such asset partitioned. Each Member, on behalf of itself, its successors, successors-in-title, and assigns, hereby waives any such right.

          5.8 BANK ACCOUNTS. The bank account or accounts of the Company shall be maintained in the banking institution or institutions selected by the Manager. All funds of the Company shall be deposited into account(s) of the Company and any and all checks or other instruments used to draw funds of the Company shall require the signature of the Manager or its designated representative.

          5.9 COMPENSATION OF MANAGER AND MEMBERS. The Manager shall not receive compensation for rendering services to the Company in its capacity as the Manager. In addition, the Members shall not receive compensation for rendering services to the Company in their capacity as Members. All reasonable expenses incurred by the Manager in connection with the operation of the Company's business shall be reimbursed in full by the Company.

          5.10 ACTIVITIES OF MANAGER AND MEMBERS. The Manager shall devote such time and effort as may be reasonably required to conduct the Company's business and perform its responsibilities under this Article V. The Members (other than a member who is the Manager of Company so long as such Manager has a limited purpose materially identical to that which is set forth in the Articles of Incorporation of the Manager as of the effective date hereof) shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any kind, nature, character or description whatsoever, whether independently or with others, directly or indirectly, including but not limited to any venture which may be competitive with the business of the Company, and neither the


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Company nor any other Member shall have any rights by virtue of the Company created by this Agreement in and to such ventures or the income or profits derived therefrom.

          5.11 OFFICERS. The Manager may from time to time appoint such officers of the Company as it deems appropriate. If and when such appointment(s) have occurred, such persons shall be vested with the title and authorities as described below:

               (A) Each officer of the Company shall hold office until his/her resignation or removal. Any officer appointed by the Manager may be removed by the Manager with or without cause at any time. Any officer may resign by written notice to the Company. The resignation is effective upon its receipt by the Company or at a subsequent time specified in the notice of resignation. Any vacancy occurring in any office of the Company may be filled or left vacant in the Manager's discretion.

               (B) PRESIDENT. The President shall be appointed by the Manager. The President shall, in general, perform all duties incident to the office of President and such other duties as may be prescribed by the Manager.

               (C) SECRETARY. The Secretary shall preserve in the books of the Company true minutes of the proceedings of all meetings. He/she shall safely keep in his/her custody the seal of the Company, if any, and shall have authority to affix the same to all instruments where its use is required or permitted. He/she shall give all notices required by the Act, this Agreement or resolution. He/she shall perform such other duties as may be delegated to him/her by the Manager or the President.

               (D) TREASURER. The Treasurer shall have custody of all corporate funds and securities and shall keep in books belonging to the Company full and accurate accounts of all receipts and disbursements; he/she shall deposit all monies, securities and other valuable effects in the name of the Company in such depositories as may be designated for that purpose by the Manager, taking proper vouchers for disbursements, and shall render to the President and the Manager wherever requested an account of all his/her transactions as Treasurer and of the financial condition of the Company. If required by the Manager, he/she shall keep in force a bond in form, amount and with a surety or sureties satisfactory to the Manager, conditioned for faithful performance of the duties of his/her office, and for restoration to the Company in case of his/her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and property of whatever kind in his/her possession or under his/her control belonging to the Company. He/she shall perform such other duties as may be delegated to him/her by the Manager or the President.

                                   ARTICLE VI

                 DISPOSITION OF PERCENTAGE INTERESTS; WITHDRAWAL

          6.1 RESTRICTIONS ON TRANSFER AND ASSIGNMENT.

               (a) Except as expressly provided in Section 6.1(b), no Member shall sell, assign, transfer, convey, pledge or otherwise encumber all or any portion of its Percentage Interest, without obtaining the consent of the Manager and unanimous consent of the other Members. Any attempted disposition of a Percentage Interest in violation of this Section 6.1(a) shall be void and of no effect.


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               (b) A Member may, without obtaining the consent of the other
     Members assign its Percentage Interest to any of the following assignees ("Permitted Transferee"):

                    (i) another Member;

                    (ii) a partnership, limited liability company, trust, corporation or other entity that is beneficially owned and controlled by a Member or a Member's spouse, children, children's spouses, grandchildren or trusts for the benefit of the foregoing persons; or

                    (iii) an inter vivos or testamentary trust for the benefit of a Member or any of the persons identified as Permitted Transferees in which the Member is the sole trustee during his lifetime.

               (c) The permitted assignment of a Percentage Interest to any person or entity does not entitle the assignee to participate in the management and affairs of the Company or to become or exercise any rights of a Member, including the right to vote on any matter requiring a vote of the Members, unless and until such assignee is admitted as a Member in accordance with Section 6.2 below. Unless a Permitted Transferee is admitted as a Member in accordance with the provisions of Section 6.2 below, such assignee shall only be entitled to receive, to the extent assigned, the distributions to which the assignor would be entitled.

               (d) In the event of a permitted assignment that does not result in the admission of the assignee as a substitute Member, the assignor/Member shall be entitled to continue to exercise the rights of a member under this Agreement, and such assignor Member and its/his assignee shall be jointly and severally liable to the Company for such Member's obligations to the Company under this Agreement and/or under the Act.

          6.2 ADMISSION OF SUBSTITUTE MEMBERS. A permitted assignee of a Percentage Interest shall not be admitted as a substitute Member, unless all of the following conditions are satisfied:

               (a) the assignee is an existing Member or if the assignee is not a Member, the Manager and other Members give their written consent to the admission of such assignee as a substitute Member;

               (b) the assignor and assignee execute and deliver to the Manager, a copy of the written assignment which gives the assignee the right to become a substitute Member;

               (c) if requested by the Manager, the assignor provides to the Company an opinion of counsel, in form and substance satisfactory to the Manager, that the offering and assignment of the Percentage Interest does not violate any provisions of federal or state securities laws; and

               (d) the assignee executes and delivers to the other Members a written agreement to be bound by all of the terms and provisions of this Agreement and to assume all of the obligations of the assignor Member.

An assignee who is admitted as a substitute Member in accordance with the foregoing provisions shall have the rights and powers, and shall be subject to all of the restrictions, obligations and liabilities, of a Member under this Agreement and the Act, including without limitation, the obligation to make any required additional capital contributions that were not made by the assignor. Upon the admission of an

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assignee as a Substitute Member, the assignor shall be released from any additional obligations as a member under this Agreement from and after the date of substitution.

                                   ARTICLE VII

                               MEETINGS OF MEMBERS

          7.1 VOTING. All Members shall be entitled to vote on any matter submitted to a vote of the Members unless expressly provided otherwise in this Agreement.

          7.2 REQUIRED VOTE. Unless a greater vote is required by the Act, the Articles or this Agreement, any action requiring the vote, determination or consent of the Members shall require the affirmative vote or consent of the Members holding a majority in interest of the total Percentage Interests of all members entitled to vote.

          7.3 MEETINGS. Meetings of Members for any proper purpose or purposes may be called at any time by any Member. With the exception of periodic meetings scheduled in accordance with Section 5.2, the Manager shall deliver or mail written notice stating the date, time, place and purposes of any meeting to each Member. Such notice shall be given not less than ten (10), and no more than sixty (60) days, before the date of the meeting. The Manager shall preside over all meetings of the Members. Members may attend meetings in person, by proxy given to another Member or via telephonic communication device, in which event, such participation shall constitute presence at the meeting by such Member.

          7.4 CONSENT. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, and without a vote, if consents in writing, setting forth the action so taken, are signed by a majority in interest of the Members who are entitled to vote. Every written consent shall bear the date and signature of each Member who signs the consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who have not consented in writing to such action.

                                  ARTICLE VIII

                           DISSOLUTION AND WINDING UP

          8.1 DISSOLUTION. Subject to the restrictions set forth in the Articles, the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events:

               (a) at any time specified in the Articles or this Agreement;

               (b) the disposition by the Company of all or substantially all of its property and assets, unless all of the Members agree to continue the Company;

               (c) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

               (d) by the Consent of the Members; or

               (e) any other event which, under this Agreement or the Act, results in the dissolution of the Company.

          8.2 DISTRIBUTION ON LIQUIDATION. Upon the dissolution of the Company, the Manager shall proceed to liquidate the assets of the Company and wind up its affairs. A reasonable time shall be allowed for the orderly liquidation of the Company's assets and the payment of its liabilities so as to enable the Manager to minimize the normal losses attendant upon liquidation. The provisions of
Article IV relating to the allocation of profits and losses of the Company shall be applicable during the period of liquidation. Proceeds of liquidation shall be applied and distributed in the following order of priority:

               (a) to the payment of any debts and liabilities of the Company, including any Member loans to the Company;

               (b) to the establishment of any reserves which the Manager deems necessary to provide for any debts or liabilities of the Company. At the expiration of a reasonable period of time as the Manager deem advisable, the balance of such reserve funds remaining after payment of any such debts, liabilities or contingencies, shall be distributed in accordance with subparagraphs (c) and (d) below;

               (c) to the Members on a pro rata basis, in accordance with the Members' respective Capital Contributions, until the total amount of each Member's Capital Contributions has been returned to each Member; and

               (d) the balance of such proceeds, if any, shall be distributed to the Members, on a pro rata basis, in accordance with their respective Percentage Interests.

                                   ARTICLE IX

                          BOOKS, RECORDS AND ACCOUNTING

          9.1 BOOKS AND RECORDS. The Company shall maintain complete and accurate books and records of the Company's business and affairs as required by the Act and all books and records shall be kept at the Company's Registered Office.

          9.2 ACCOUNTING. The Company shall maintain the Company's books and records in accordance with generally accepted accounting principles. The fiscal and taxable year of the Company shall end on the Saturday closest to October 31. All Members and their representatives shall have the right to inspect the Company's books and records at any time upon reasonable notice.

          9.3 MEMBER'S ACCOUNTS. Separate capital accounts shall be maintained for each Member in accordance with the applicable requirements of the Internal Revenue Code of 1986, as amended, or any replacement or successor law, and any regulations promulgated thereunder, and in accordance with generally accepted accounting practices.

          9.4 TAX MATTERS MEMBER. The Manager is authorized to act as the "TAX MATTERS MEMBER" under the Code and in any similar capacity under state or local law.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

          10.1 TERMS. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or entity may in the context require.

          10.2 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same Agreement.

          10.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements among said parties with respect to the subject matter hereof.

          10.4 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

          10.5 AMENDMENT. Subject to the restrictions set forth in the Articles, this Agreement may be amended or revoked at any time by a written agreement executed by all of the Members. No change or modification to this Agreement shall be valid unless in writing and signed by all of the Members.

          10.6 NOTICES. Any notice permitted or required under this Agreement shall be conveyed to the party at the address reflected in the Company's books and records and will be deemed to have been given, when deposited in the United States mail, postage paid, or when delivered in person, or by courier or by facsimile transmission.

          10.7 BINDING EFFECT. Subject to the provisions of this Agreement relating to assignment and transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective heirs, personal representatives, successors and assigns.

          10.8 ARTICLES; CERTIFICATES. The Members shall promptly execute and file Articles of Organization and all other legally required fictitious names or other applications, registrations, publications, certificates and affidavits required to be filed with governmental authorities.

          10.9 MEMBERS RELATIONSHIPS AMONG THEMSELVES. Nothing in this Agreement shall be interpreted or construed to constitute any Member the agent of any other Member, except as expressly provided in this Agreement, or to restrict the Members from carrying on their own respective businesses or activities. The Members shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any nature, including any venture which might be competitive with the business of the Company.

          10.10 CHOICE OF LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of Michigan.

          10.11 HEADINGS. The titles of the Articles and Sections have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

          10.12 FACSIMILE SIGNATURES. A facsimile signature of any party to this Agreement shall be deemed an original for all purposes.

          10.13 CONFLICT. To the extent of any conflict between the terms of the Articles and this Agreement, the Articles shall control.

          The parties have executed this Operating Agreement on the dates set below their names, to be effective on the date first above written.

                                       "MEMBERS"

                                       PLASTIPAK HOLDINGS, INC., a Michigan
                                       corporation


                                       By: /s/ Michael J. Plotzke
                                           -------------------------------------
                                           Michael J. Plotkze
                                       Its: Chief Financial Officer,
                                          Vice President - Finance and Treasurer


                                       TABB MANAGEMENT, INC., a Michigan
                                       corporation


                                       By: /s/ Michael J. Plotzke
                                           -------------------------------------
                                           Michael J. Plotzke
                                       Its: Vice President and Treasurer


                                       "MANAGER"

                                       TABB MANAGEMENT, INC., a Michigan
                                       corporation


                                       By: /s/ Michael J. Plotzke
                                           -------------------------------------
                                           Michael J. Plotzke
                                       Its: Vice President and Treasurer

                                    EXHIBIT A

                              PROPERTY DESCRIPTION

7150 Jefferson Metro Parkway, McCalla, Alabama
4211 Amberjack Blvd., Plant City, Florida
4101 Pardue Road, Pineville, Louisiana
3310 W. Springfield, Champaign, Illinois
108 Industrial Drive, East Longmeadow, Massachusetts
500 N. Dunham Street, Dundee, Michigan
41605 Ann Arbor Road, Plymouth, Michigan
1351 Hix Road, Westland, Michigan
18015 State Route #65, Jackson Center, Ohio
300 Washington Street, Jackson Center, Ohio
435 Rousch Road, Lima, Ohio
850 W. Smith Road, Medina, Ohio
3201 Miller Park, Garland, Texas
222 Kerry Street, Highland Texas

                                    EXHIBIT B

                          MEMBERS' PERCENTAGE INTERESTS

                           Percentage
Member                      Interest
------                     ----------
Plastipak Holdings, Inc.     99.50%
TABB Management, Inc.         0.50%